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                                                                     EXHIBIT 4.1



                                    NMC CORP.
                             STOCK OPTION AGREEMENT


            This Agreement, dated as of December 19, 1996 by and between NMC Corp., a Delaware corporation (the "Company"), and Martin C. Licht (the "Optionee").

                              W I T N E S S E T H:

            WHEREAS, the Company considers it to be in its best interests and in the best interests of its stockholders that the Optionee be given the opportunity to acquire a proprietary interest in the Company by possessing an option to purchase certain shares of common stock, par value $.062/3 per share (the "Common Stock"), of the Company in accordance with the provisions set forth below;

            NOW, THEREFORE, in consideration of the premises and mutual promises contained herein, it is agreed by and between the parties as follows:

            1. GRANT OF OPTION. The Company hereby grants to Optionee the right, privilege and option (the "Option") to purchase all or any part of 55,000 shares of Common Stock (the "Option Shares") at a purchase price of $.062/3 per share in the manner and subject to the conditions provided herein.

           2. TIME OF EXERCISE OF OPTION. The Option is exercisable in full commencing on the date hereof, subject to the terms of this Agreement.

           3. METHOD OF EXERCISE. The Option shall be exercised by written notice directed to the Company at the Company's principal place of business, accompanied by a check in payment of the option price for the number of Option Shares specified and paid for in full. The Company shall make prompt delivery of such Option Shares once payment clears, provided that if any law or regulation requires the Company to take any action with respect to the Option Shares specified in such notice before the issuance thereof, then the date of delivery of such Option Shares shall be extended for the period necessary to take such action. If the Optionee fails to pay for any of the Option Shares specified in such notice or fails to accept delivery thereof, the Optionee's right to purchase such Option Shares may be terminated by the Company. The date specified in the Optionee's notice as the date of exercise shall be deemed the date of exercise of the Option, provided that payment in full for the Option Shares to be purchased upon such exercise shall have been received by such date. No fractional shares may be purchased hereunder.


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            4. CASHLESS EXERCISE. At any time during the term, the Optionee may, at its election, exchange this Option, in whole or in part (an "Option Exchange"), into the number of Option Shares determined in accordance with this paragraph 4 by surrendering this Option at the principal office of the Company, accompanied by a notice stating the Optionee's intent to effect such exchange, the number of Option Shares to be exchanged and the date on which the Optionee requests that such Option Exchange occur (the "Notice of Exchange"). The Option Exchange shall take place on the date specified in the Notice of Exchange or, if later, the date the Notice of Exchange is received by the Company (the "Exchange Date"). Certificates for the Option Shares issuable upon such Option Exchange and, if applicable, a new Option of like tenor evidencing the balance of the Option Shares remaining subject to this Option, shall be issued as of the Exchange Date and delivered to the Optionee within seven (7) business days following the Exchange Date. In connection with any Option Exchange, this Option shall represent the right to subscribe for and acquire the number of Option Shares (rounded to the next highest integer) equal to (i) the number of Option Shares specified by the Optionee in its Notice of Exchange (the "Total Number") less (ii) the number of Option Shares equal to the quotient obtained by dividing
(A) the product of the Total Number and the then existing Exercise Price by (B) the current market value of a share of Common Stock.

            5. TERMINATION OF OPTION. The Option and all rights granted by this Agreement, to the extent such rights have not been exercised, will terminate and become null and void ten (10) years from the date hereof.

            6. LIMITATIONS ON TRANSFER. The rights granted to the Optionee hereunder may not be transferred, pledged, assigned or hypothecated in any way.

            7. ADJUSTMENTS IN EVENT OF CHANGE IN COMMON STOCK. In the event of any change in the Common Stock by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or rights offering to purchase Common Stock at a price substantially below fair market value, or of any similar change affecting the Common Stock, the number and kind of Option Shares subject to Option hereunder and the purchase price per Option Share thereof shall be appropriately adjusted consistent with such change in such manner as the Committee may deem equitable.

            8. RIGHTS PRIOR TO EXERCISE OF OPTION. The Optionee shall have no rights as a stockholder of the Company with respect to the Option Shares until full payment of the option price and delivery of such Option Shares as herein provided. Nothing contained herein or in the Plan shall be construed as creating or evidence of any agreement on the part of the Company to employ or retain the Optionee in any capacity.

            9. INVESTMENT REPRESENTATION. This Option may not be exercised if the issuance of shares of Common Stock of the Company upon such exercise would constitute a violation of any applicable Federal or state securities or other laws or regulations. The Optionee, as a condition to the Optionee's exercise of this Option, shall represent to the Company that the

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shares of Common Stock that the Optionee acquires hereunder are being acquired by the Optionee for investment and not with a view to distribution or resale thereof, unless counsel for the Company is then of the opinion that such a representation is not required under the Securities Act of 1933, as amended, or any other applicable law, regulation or rule of any governmental agency.

            10. WAIVER; ENTIRE AGREEMENT. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.

            11. GOVERNING LAW. The validity, construction, interpretation and effect of this Agreement shall exclusively be governed by and determined in accordance with the internal laws of the State of Delaware. which is the sole jurisdiction in which any issues relating to this Agreement may be litigated.

            12. BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date and year first above written.

                                            NMC CORP.



                                            By:
                                                     Marvin E. Greenfield
                                                     President



                                            THE OPTIONEE




                                            Martin C. Licht






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